Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the DMC Global Inc. 2025 Omnibus Incentive Plan of our reports dated February 24, 2025, relating to the consolidated financial statements of DMC Global Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting of DMC Global Inc. included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Denver, Colorado

May 14, 2025